Exhibit (a)(8)


                                Supplement No. 3

                                       To

                                Offer to Purchase

                             AIMCO Properties, L.P.
      is offering to purchase up to 3,100 limited partnership interests in

                       Jacques-Miller Income Fund L.P.-II

                               for $95.00 in cash

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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT
         NEW YORK TIME, ON JUNE 30, 1999, UNLESS THE OFFER IS EXTENDED.
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     On April 1, 1999,  AIMCO  Properties,  L.P. offered to purchase up to 607.5 limited partnership interests ("Units") in Jacques-Miller Income Fund L.P.-II (the "Partnership") at a purchase price of $76.00 per Unit, net to seller in cash. upon the terms and conditions set forth in (1) an Offer to Purchase dated April 1, 1999, which offer was supplemented on April 21, 1999 by a Supplement No. 1 to Offer to Purchase to increase the purchase price to $95.00 per Unit and to extend the Expiration Date to 5:00 p.m. New York time on May 7, 1999, and which offer was further supplemented on May 11, 1999 by a Supplement No. 2 to Offer to Purchase to increase the number of Units being sought to 3,100 and to provide additional disclosure with respect to the Offer (as supplemented, the "Offer to Purchase") and (2) the related Letter of Transmittal (the "Offer"). Capitalized terms used in this Supplement No. 3 that are not defined shall have the meaning given to such term in the Offer to Purchase.

     The purpose of this Supplement is to further extend the Expiration Date until 12:00 Midnight New York time on June 30, 1999 and to supplement certain information previously provided in the Offer to Purchase. The Purchaser does not presently intend to extend the Offer further. In this regard, the Offer to Purchase is amended and supplemented as set forth on Exhibit A hereto.

     If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.


                                        AIMCO PROPERTIES, L.P.


June 7, 1999

                                                                       Exhibit A


The Offer to Purchase is amended and supplemented as follows:

     1. All references in the Offer to Purchase to the Expiration Date shall be deemed to be 12:00 midnight, New York time on June 30, 1999, unless further extended.

     2. The risk factor entitled "Recognition of Taxable Gain on Your Sale of Your Units" set forth on page 3 of the Offer to Purchaser is hereby amended to read in its entirety as follows:


"Recognition of Taxable Gain on a Sale of Your Units

     Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units of limited partnership interest of your partnership you transfer to us, whether you dispose of all of your units and whether you are no longer subject to the "passive loss" rules with respect to your partnership. Depending on your particular circumstances, it is possible that the tax liability resulting from a sale of your units could exceed the cash purchase price being paid for your units. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation."

     3.  Section 5 of the Offer to Purchase is hereby  amended to delete  clause
(ii) from the first paragraph of Section 5.

     4. Section 7 of the Offer to Purchase is amended by deleting the subsection entitled "Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner" in its entirety and inserting the following in lieu thereof:

     "Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner. We (an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if we are not admitted to the Partnership as a substituted Limited Partner, however, we nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of us and our managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by us. See Section 3.

     Pursuant to the terms of the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to the removal of the General Partner; dissolution of the Partnership; and most types of amendments to the Partnership Agreement. Furthermore, the General Partner may not sell all or substantially all of the Partnership's assets without the consent of two-thirds in interest of the Limited Partners. Accordingly, if we were to acquire the maximum number of Units sought in the Offer, 25% of the total, we could be in a position to significantly influence all such Partnership decisions on which Limited Partners may vote. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that we and our affiliates oppose and (ii) we and our affiliates may be able to take action desired by them but opposed by a majority of the non-tendering Limited Partners. Due to our affiliation with the General Partner, we and our affiliates will most likely vote the Units owned by us in whatever manner we deem to be in the best interests of the General Partner, but may not be in the interest of other Limited Partners.

     The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, we (an affiliate of the General Partner) will participate, in our capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer. Furthermore, any change in compensation payable to the General Partner or its affiliates would require the affirmative vote of a majority in interest of the Limited Partners."

     5. Section 11. Future Plans of the Purchaser is hereby supplemented by adding the following at the end of the second paragraph thereof:

     "At present, we have no plans to initiate any subsequent transaction."

     6. Section 11. Future Plans of the Purchaser is hereby further supplemented by adding the following at the end of the third paragraph thereof:

     "As indicated above, if we were to propose a an extraordinary transaction, depending on the number of units acquired, we could be in a position to significantly influence any vote of limited partners. See "Section 7. Effects of the Offer - Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner."

     7. The introductory paragraph of Section 15. Conditions of the Offer is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "Notwithstanding any other provisions of our offer, in addition to any other rights granted by applicable law, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase, and at or before the Expiration Date (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

     8. The current military operations involving the United States in Iraq and Serbia do not satisfy the condition set forth in Section 15.(b)(v) which permits us to terminate the offer in the event there shall have occurred "a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States." However, adverse changes or developments in current military operations involving the united states could at some future point satisfy such condition.